EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:

Stacey Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES FIRST QUARTER

FISCAL 2009 RESULTS

DALLAS, (Oct. 21, 2008) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2009 first quarter earnings per diluted share decreased to $0.23 from $0.34 in the prior year. Before special items and excluding Macaroni Grill, earnings per diluted share decreased to $0.20 from $0.35 in the prior year (reconciliation included in Table 2).

In August 2008, the company announced that it entered into an agreement to sell Romano’s Macaroni Grill for $131.5 million in cash while retaining a 19.9% continuing ownership interest.  The transaction is expected to close by the end of the calendar year upon completion of customary closing conditions.  The information presented below includes Macaroni Grill unless otherwise noted.

“While we anticipated difficult year-over-year comparisons for the quarter, operating performance was worse than expected. The sequential pressures on our guests as the quarter unfolded further reduced revenues to an extent that could not be offset through cost efficiencies.  Our management team remains focused on strategies which we are confident will strengthen our brands’ positioning, allowing Brinker to sustain above industry sales performance and strong free cash flow for the short term and accelerating profitability over the longer term,” stated Chuck Sonsteby, Chief Financial Officer.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $984.4 million, a decrease of 6.7 percent compared with $1,054.7 million reported for the same period of fiscal 2008. The company experienced a 4.0 percent decrease in comparable restaurant sales (see Table 1) in the first quarter of fiscal 2009 due to decreases across all brands.  Revenues were also negatively impacted by a net decline in capacity of 4.1 percent due to the sale of 76 restaurants to franchisees and 49 restaurant closures (27 of which are Macaroni Grill) since the first quarter of fiscal 2008.  Royalty revenues from franchisees increased over 30 percent to $16.6 million from $12.7 million in the prior year.

Table 1: Q1 comparable restaurant sales

Q1 09 and Q1 08, company and four reported brands; percentage

	Q1 09 Comparable Sales	Q1 08 Comparable Sales	Q1 09 Pricing Impact	Q1 09 Mix-Shift
Brinker Excluding Macaroni Grill	(3.0)	0.0	3.3	(0.9)

Brinker International	(4.0)	(0.9)	3.2	(1.0)
Chili’s	(3.0)	0.7	3.3	(0.8)
On The Border	(3.3)	(5.3)	4.0	(0.7)
Maggiano’s	(3.3)	0.5	2.4	(2.3)
Macaroni Grill	(9.0)	(4.8)	2.9	(1.2)

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased from 27.7 percent in the prior year to 28.4 percent in the first quarter of fiscal 2009. During the quarter, cost of sales was negatively impacted by unfavorable commodity prices, primarily beef, ribs, chicken, produce, oils and sauces, partially offset by favorable menu price changes.

Restaurant expenses, as a percent of revenues, increased to 58.8 percent from 57.1 percent in the prior year primarily driven by sales deleverage on fixed costs and increased utility, repair and maintenance and labor costs, partially offset by lower pre-opening expenses.

Depreciation and amortization decreased $3.8 million primarily driven by the classification of assets held for sale related to Macaroni Grill and restaurant closures, partially offset by additional depreciation on new restaurants and investments in Chili’s reimage program.

Compared to the prior year, general and administrative expense decreased $3.3 million for the quarter due to reduced salary and team member related expenses, including lower performance-based compensation expenses.

Other gains and charges resulted in a charge of $5.0 million in the first quarter of fiscal 2009 primarily due to lease termination charges, uninsured hurricane costs and expenses associated with the pending sale of Macaroni Grill.

Interest expense decreased $3.5 million primarily due to lower interest rates and lower average borrowings as compared to the same quarter last year.

The effective income tax rate decreased to 26.5 percent for the current quarter as compared to 28.9 percent for the same quarter last year.  The decrease in the tax rate was primarily due to leverage from FICA tip credits and a decrease in required tax reserves.

Cash Flow and Capital Allocation

Cash flow from operations for the first quarter of fiscal 2009 decreased to approximately $53.4 million compared to $92.9 million in the prior year due to lower income (adjusted for non-cash items) driven by a reduction in revenues and incremental margin pressures as well as the timing of operational payments.  This year-over-year decrease in cash flow from operations was more than offset by a reduction in capital expenditures, which totaled $31.3 million for the quarter.  The decline of $45.6 million was primarily due to a decrease in new company-owned restaurant development.

Special Items

Table 2: Reconciliation of net income, before special items (1)

Q1 09 and Q1 08; $ millions and $ per diluted share after-tax

Item	Q1 09	EPS Q1 09	Q1 08	EPS Q1 08
Net Income	23.8	0.23	37.6	0.34
Other (Gains) and Charges	3.1	0.03	5.4	0.05
Net Income before Special Items	26.9	0.26	43.0	0.39
Macaroni Grill before Special Items	(6.3)	(0.06)	(4.2)	(0.04)
Adjusted Net Income before Special Items	20.6	0.20	38.8	0.35

(1)           The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.  Additional reconciliation details are available on the company’s website under the Financial Information section of the Investor tab.

Fiscal 2009 Guidance

The company expects fiscal 2009 earnings per diluted share, before special items and excluding the operating results of Macaroni Grill, to decline between 15 percent and 25 percent as compared to fiscal 2008.  This compares to the company’s previous guidance of eight to 10 percent growth from fiscal 2008.  The revised guidance is based on a full year fiscal 2009 decrease in comparable restaurant sales of approximately two to four percent.  The company also expects to spend approximately $135 to $145 million on capital expenditures in fiscal 2009, a reduction of $40 million from previous guidance, and will continue to evaluate capital spending throughout the remainder of the year.

The company does not believe that providing fiscal 2009 earnings per diluted share guidance on a GAAP basis provides a clear perspective for investors into the company’s ongoing operating performance due to the significant special charges that the company incurred in fiscal 2008 as well as the company’s inability to forecast special charges for fiscal 2009.  In addition, the company is unable to provide specific guidance for fiscal 2009 including Macaroni Grill due to the inability of the company to forecast the expected results of an entity which will not be under the management and control of the company for the entire fiscal year.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker web site (http://www.brinker.com) at 9 a.m. CDT today (Oct. 21).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker web site until the end of the day on Nov. 18, 2008.

Forward Calendar

•                  First Quarter SEC Form 10-Q filing on or before Nov. 3, 2008; and

•                  Second quarter earnings release, before market opens, on Jan. 22, 2009.

At the end of the first quarter of fiscal quarter 2009, Brinker International either owned, operated, or franchised 1,911 restaurants under the names Chili’s Grill & Bar (1,474 restaurants), On The Border Mexican Grill & Cantina (169 restaurants), Maggiano’s Little Italy (42 restaurants) and Romano’s Macaroni Grill (226 restaurants).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

Thirteen Week Periods Ended

	Sept. 24, 2008	Sept. 26, 2007
	(Unaudited)	(Unaudited)

Revenues	$984,407	$1,054,686
Operating Costs and Expenses:
Cost of sales	278,967	291,738
Restaurant expenses	579,127	601,878
Depreciation and amortization	41,156	44,907
General and administrative	39,764	43,051
Other gains and charges (a)	4,953	8,591
Total operating costs and expenses	943,967	990,165

Operating income	40,440	64,521

Interest expense	9,457	12,915
Other, net	(1,372)	(1,257)

Income before provision for income taxes	32,355	52,863

Provision for income taxes	8,574	15,263

Net Income	$23,781	$37,600

Basic net income per share	$0.23	$0.35

Diluted net income per share	$0.23	$0.34

Basic weighted average shares outstanding	101,630	106,464

Diluted weighted average shares outstanding	102,762	109,155

(a) Current year other gains and charges primarily includes lease termination costs of $2.0 million, uninsured costs related to hurricanes of $1.7 million and expenses related to the pending sale of Macaroni Grill of $1.3 million.

Prior year other gains and charges primarily includes impairment charges resulting from the expected sale of Macaroni Grill.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 24,	June 25,
	2008	2008
	(Unaudited)
ASSETS
Current assets	$307,092	$320,173
Assets held for sale	138,256	135,850
Net property and equipment (a)	1,510,268	1,529,715
Total other assets	206,384	207,384
Total assets	$2,162,000	$2,193,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$2,028	$1,973
Current liabilities	463,823	506,443
Liabilities associated with assets held for sale	19,502	18,408
Long-term debt, less current installments	894,095	901,604
Other liabilities	171,954	169,605
Total shareholders’ equity	610,598	595,089
Total liabilities and shareholders’ equity	$2,162,000	$2,193,122

(a) At September 24, 2008, the company owned the land and buildings for 281 of the 1,266 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $240.5 million and $233.2 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants June 25, 2008	First Quarter Openings/Acquisitions Fiscal 2009	First Quarter Closings/Sales Fiscal 2009	Total Restaurants Sept. 24, 2008	Projected Openings Fiscal 2009

Company-Owned Restaurants:
Chili’s	889	7	2	894	9-10
On The Border	135	—	4	131	0
Maggiano’s	42	—	—	42	2
Macaroni Grill	193	—	1	192	—
International(a)	6	1	—	7	2
	1,265	8	7	1,266	13-14

Franchise Restaurants:
Chili’s	402	10	2	410	30-35
On The Border	30	3	—	33	9-12
Macaroni Grill	19	1	—	20	3-4
International(a)	172	10	—	182	36-41
	623	24	2	645	78-92

Total Restaurants:
Chili’s	1,291	17	4	1,304	39-45
On The Border	165	3	4	164	9-12
Maggiano’s	42	—	—	42	2
Macaroni Grill	212	1	1	212	3-4
International	178	11	—	189	38-43
	1,888	32	9	1,911	91-106

(a) At the end of first quarter fiscal year 2009, international company-owned restaurants by brand were six Chili’s and one Macaroni Grill. International franchise restaurants by brand were 164 Chili’s, five On The Border’s and 13 Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240